EXHIBIT 10.46

MAXWELL TECHNOLOGIES, INC.
SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made as of this 4th day of April, 2003, by and between MAXWELL TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and CARLTON J. EIBL (“Eibl”).

RECITALS

WHEREAS, Eibl and the Company are parties to an Employment Agreement dated as of November 9, 1999, as amended as of March 31, 2002 (the “Employment Agreement”); and

WHEREAS, the parties wish to terminate the Employment Agreement and provide for Eibl’s continuing relationship with the Company on the terms set forth herein.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.                                       Term of Continued Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to continue the employment of Eibl, and Eibl agrees to be employed by the Company, for the period commencing on April 4, 2003 and ending on the first to occur of (i) December 31, 2004 and (ii) the date on which this Agreement is terminated by either the Company or Eibl pursuant to Section 5 hereof (the “Term”).

2.                                       Duties; Other Business Activities.

(a)                                  Eibl shall perform the following duties and render the following services:  (i) oversee and assist the strategic development of the Company’s patent estate, (ii) assist with corporate governance issues and public company disclosure and filing obligations, including for filings with the Securities and Exchange Commission (“SEC”), implementation of new SEC and SRO required corporate governance and disclosure procedures, and coordination with the Chief Executive Officer, the Chief Financial Officer and the Board of Directors of the Company (the “Board”) regarding such filings and procedures, and (iii) serve as the Chairman and Chief Executive Officer of PurePulse Technologies, Inc. (“PurePulse”) and oversee and manage the activities of PurePulse, including the ongoing development with licensees, patent estate prosecution, minority shareholders and other efforts to secure the ultimate realization of value for PurePulse shareholders.  In addition, Eibl shall perform such additional duties and services as may be requested by the Board or the Chief Executive Officer of the Company, provided that Eibl in his sole discretion agrees to undertake such additional duties and services.

(b)                                 Eibl agrees to perform the duties and render the services referenced in Section 2(a) to the best of his ability, devoting thereto such professional time as Eibl and the Company reasonably and in good faith determine is necessary for Eibl to comply with his obligations hereunder, provided that Eibl shall not be required to devote more than 40 hours per fiscal quarter in the performance of his obligations hereunder.  Eibl shall continue to be entitled to maintain an office, with secretarial support, at the Company’s corporate offices; however Eibl may perform his duties and services hereunder at any location and at times he reasonably chooses.  Eibl shall not be required to travel to perform any obligations hereunder without his consent.  Eibl and the Company agree that Eibl may engage in any other business or investment activity (including accepting employment or providing consulting services to one or more other business enterprises); provided, however, that Eibl shall not during the Term be engaged in any other business activity, whether or not such business activity is pursued for gain or profit, that is directly competitive with the business of the Company or its subsidiaries on the date hereof.  Eibl and the Company agree to work in good faith to coordinate Eibl’s duties and services required hereunder with his personal and other business activities.

3.                                       Compensation.  As compensation for the services to be performed under this Agreement:

(a)                                  Aggregate Compensation.  Eibl shall receive aggregate compensation of $437,000 (the “Aggregate Compensation”) for his services hereunder during the Term, which shall be payable in equal semi-monthly installments pursuant to the Company’s regular payroll schedule, commencing on the first payroll date after April 4, 2003.  Such payments shall be paid in a manner consistent with the Company’s payroll practices, and subject to normal withholding.

(b)                                 Benefits.  Eibl shall be entitled to participate in the Company’s insurance, health, life insurance, long term disability and dental and medical programs, as the same may exist from time to time on the terms and conditions applicable to senior officers of the Company.  Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time.  The Company will reimburse Eibl for the reasonable cost of an annual physical examination, if Eibl elects to have the same.

(c)                                  Vacation.  Eibl shall not be entitled to any paid vacation for his performance of services hereunder.

(d)                                 Expenses.  Eibl shall be reimbursed for all travel and other reasonable out-of-pocket expenses actually incurred by him in connection with the performance of his duties hereunder, subject the Company’s expense reimbursement policies as in effect from time to time and to the receipt by the Company of receipts and statements in a form reasonably satisfactory to it.

4.                                       Termination of Employment Agreement.

(a)                                  Termination; Severance.  Eibl and the Company agree that the Employment Agreement hereby is terminated on the terms set forth herein and that Eibl shall not be entitled to receive any severance payment thereunder as a result of such termination.

(b)                                 Accrued Vacation.  On the date hereof, the Company shall pay Eibl for all accrued and unused vacation time that Eibl accrued under the Employment Agreement prior to the date hereof.

(c)                                  Options.  All options granted to Eibl by the Company and outstanding on the date hereof as set forth on Exhibit A attached hereto (the “Options”) shall continue to vest in accordance with the vesting terms in the option agreements governing such Options so long as Eibl continues to serve as a member of the Board or is otherwise eligible to receive grants of options under the Company’s stock option plans.  Such Options include the options that are subject to the option exchange program implemented in November 2002 pursuant to which substitute options will be granted in late May 2003 with a strike price equal to the then prevailing market price of the Company’s Common Stock.  This Section 4(c) will survive any termination of this Agreement.

5.                                       Termination.

(a)                                  Termination by the Company for Cause.  Notwithstanding anything to the contrary herein contained, the Company may terminate immediately the employment of Eibl without notice and without pay in lieu of notice:

(i)                                     if Eibl commits an act of theft, fraud or material dishonesty or misconduct involving the property or affairs of the Company or the carrying out of Eibl’s duties; or

(ii)                                  if Eibl commits a material breach or material non-observance of any of the terms or conditions of this Agreement provided that Eibl is given written notice of any such breach or non-observance and fails to remedy the same within 15 days of receipt of such notice; or

(iii)                               if Eibl is convicted of a felony; or

(iv)                              if Eibl or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Company or any of its subsidiaries is a party or with which it is associated without making disclosure to and obtaining prior written consent of the Company.

Upon the termination of Eibl’s employment pursuant to this Section 5(a), this Agreement and the employment of Eibl hereunder shall be wholly terminated.  Upon any such termination, Eibl shall have no claim against the Company in respect of his employment for damages or otherwise except in respect of payment of a portion of the Aggregate Compensation earned, due and owing to the date of termination.

(b)                                 Termination by the Company Without Cause.  Notwithstanding anything herein to the contrary, the Company may terminate Eibl’s employment hereunder at any time, for any reason or no reason, on not less than 30 days’ prior written notice.  In the event of termination pursuant to this Section 5(b), Eibl will be paid in cash the entire remaining unpaid portion of his Aggregate Compensation on the date of termination.

(c)                                  Termination by Eibl.  Eibl may terminate his employment hereunder at any time, for any reason, upon the giving of not less than 90 days’ prior written notice to the Company.  In the event of termination by Eibl under this Section 5(c), Eibl shall be entitled to receive only the portion of the Aggregate Compensation through the effective date of termination.  Upon the termination of Eibl’s employment pursuant to this Section 5(c), this Agreement and the employment of Eibl hereunder shall be wholly terminated.  Upon any such termination, Eibl shall have no claim against the Company in respect of his employment for damages or otherwise except in respect of payment of the portion of the Aggregate Compensation earned, through the date of termination.

(d)                                 Termination by the Company Due to Death or Disability.  The employment of Eibl shall, at the option of the Company, terminate immediately in the event of his death or permanent disability, in which case notice in writing from the Company shall be sent to Eibl or his legal representative.  In the event of termination by the Company due to death, Eibl’s estate will continue to be paid the remaining portion of the Aggregate Compensation in installments through December 31, 2004 as if the termination of the employment of Eibl pursuant to this Section 5(d) had not occurred.  In the event of termination by the Company due to permanent disability, the Company shall take all reasonable efforts so that Eibl (i) receives payments equal to the remaining portion of the Aggregate Compensation through December 31, 2004, as if the termination of the employment of Eibl pursuant to this Section 5(d) had not occurred (whether through his receipt of any disability benefit payments to which he may be entitled under any disability insurance programs maintained by the Company in which he is a participant or through his receipt of full or partial payments of such amounts pursuant to this Agreement), and (ii) receives disability benefit coverage under such disability insurance program after the expiration of the Term of this Agreement.  Except to the extent provided in the preceding sentence, Eibl shall be entitled to no additional compensation under this Agreement following the date of termination under this Section 5(d), other than the remaining Aggregate Compensation earned through the date of termination.  For purposes of this Agreement “permanent disability” shall mean an illness, disease, mental or physical disability or other causes beyond Eibl’s control which makes Eibl incapable of discharging his duties or obligations hereunder, or causes Eibl to fail in the performance of his duties hereunder, for six consecutive months, as determined in good faith by the Board based on a report of a physician selected in good faith by the Board.

(e)                                  Payments.  Any amounts payable to Eibl under this Section 5 shall be paid on the date the payment obligation accrues, and shall be subject to normal withholding.  Notwithstanding anything to the contrary hereunder, Section 4(c) above will survive the termination of this Agreement.

(f)                                    Exclusive Rights.  In connection with any termination under Section 5(b), Eibl shall have no claim against the Company in respect of his employment for damages or otherwise except in respect of the payments and other provisions specified in such sections.

(g)                                 Cooperation.  Upon any termination of employment by the Company or by Eibl hereunder, Eibl shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Eibl’s responsibilities and to ensure that the Company is aware of all matters being handled by Eibl.

6.                                       Resolution of Disputes.  The parties recognize that claims, controversies and disputes may arise out of this Agreement with respect to Eibl’s employment, termination of employment, or other terms of this Agreement or based on common law or statute, either during the existence of the employment relationship or afterwards.  The parties agree that should any such claim, controversy or dispute arise, the parties will use their reasonable best efforts to resolve such dispute informally, between them.  In the event that any such claim, controversy or dispute between the Company and Eibl cannot be resolved within thirty (30) days after either party first gives notice in writing that any such claim, controversy or dispute exists, either party may then refer the matter to arbitration before JAMS/ENDISPUTE pursuant to its rules for resolution of employment disputes.

(a)                                  The parties hereby agree that referral to arbitration shall be the sole recourse of either party under this Agreement with respect to any such claim, controversy or dispute and that the decision of the arbitrator shall be binding on the parties in accordance with applicable law; provided, however, that nothing in this Section 6 shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief.  The parties shall keep confidential the existence of each such the claim, controversy or dispute from third parties (other than arbitrator), and the determination thereof, unless otherwise required by law.  Except as provided in the following sentence, such decision rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection.  In rendering his or her decision, the arbitrator shall be bound to follow California or Federal law, as applicable, in the same manner as would a court of law.  Any claim that the arbitrator made a mistake or error in determining or applying the appropriate law shall be subject to judicial review.

(b)                                 The parties further agree that the party prevailing in the arbitration shall be entitled to its reasonable attorney’s fees and that the arbitration itself shall take place within the County of San Diego, California, and that the internal laws of the State of California shall apply.

7.                                       General Obligations of Eibl.

(a)                                  Eibl agrees and acknowledges that he owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company, to not knowingly become involved in a conflict of interest and to not knowingly do any act or knowingly make any statement, oral or written, which would injure the Company’s business, its interest or its reputation unless required to do so in any legal proceeding by a competent court with proper jurisdiction.

(b)                                 Eibl agrees to comply at all times with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s policy regarding trading in the Common Stock of the Company, as is in effect from time to time.

8.                                       No Solicitation.  Eibl agrees that in the event he is no longer employed by the Company, for any reason, he shall not hire, solicit or otherwise cause to be solicited for employment elsewhere, either directly or indirectly, for a period of one year from his termination of employment, any employee, officer or director of the Company or any individual who chooses not to join the Company, provided that Eibl participated actively in the recruiting of such individual.

9.                                       No Sales of Stock.  Eibl agrees that until December 31, 2004 he will not offer, sell or contract to sell any shares of Common Stock of the Company without the prior written consent of the Company.

10.                                 Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and contains all agreements between them with the exception of the Company’s stock option plans (and any stock option agreements issued thereunder) the other employee benefit and welfare programs maintained by the Company, and the Invention and Secrecy Agreement dated as of  November 9, 1999 and signed by Eibl, which are supplementary to this Agreement and are each deemed to be incorporated herein by reference.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied in this Agreement, and that no agreement, statement or promise not contained in this Agreement shall be valid or binding.  Except for the other agreements, plans and programs referred to in this Section 10, this Agreement also supersedes any and all other agreements and contracts whether verbal or in writing relating to the subject matter hereof.

11.                                 Amendment.  Except as otherwise specifically provided herein, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties; provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by the Chairman of the Compensation Committee of the Board or the Chief Executive Officer (as may be authorized by such Chairman) on behalf of the Company and by Eibl.

12.                                 Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provision has been omitted.

13.                                 Successors and Assigns; Binding Nature.  Eibl’s rights and obligations under this Agreement shall not be assignable, transferable or delegable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, any purchaser of substantially all of the Company’s assets, any successor to the Company or any assignee thereof.

14.                                 Assistance in Litigation.  Eibl shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party. Except where Eibl is a named defendant, Eibl shall be paid a reasonable hourly fee to be mutually agreed upon.

15.                                 Indemnification.  The Company shall indemnify Eibl in accordance with its standard indemnification policy for officers and directors of the Company and as required by applicable law.

16.                                 No Duty to Mitigate.  Eibl shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Eibl may receive from any other source not paid for by the Company.

17.                                 Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California except for Section 7 hereof which shall be governed by, and interpreted and construed in accordance with, the internal laws (without giving effect to choice of law principles) of the jurisdiction in which either of said Sections is being sought to be enforced.

18.                                 Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and, if given by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, at the following addresses:

If to Eibl to:

Carlton J. Eibl
1903 El Camino del Teatro
La Jolla, California  92037
Telephone:  (858) 551-8237
Fax:  (858) 551-8254

If to the Company to:

Maxwell Technologies, Inc.
9244 Balboa Avenue
San Diego, California  92123
Attn:  CEO
Telephone:  (619) 576-7502
Fax:  (619) 277-6754

19.                                 Injunctive Relief.  The Company and Eibl agree that a breach of any term of this Agreement by Eibl would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of Eibl’s duties or responsibilities hereunder.

20.                                 Release.  If Eibl’s employment hereunder shall terminate under Section 5(b), Eibl agrees, as a condition to his entitlement to receive the amounts specified in such Sections to be due to him, to execute and deliver to the Company a release in the form attached hereto as Exhibit B.  Such release shall be delivered by Eibl at the time of termination, but shall become effective only after Eibl has received all payments specified in this Agreement to be due to him from the Company in respect of his termination.

21.                                 Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties to this Agreement may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“Company”

MAXWELL TECHNOLOGIES, INC.

By:	/s/	Richard D. Balanson
Name: Richard D. Balanson
Title: Chief Executive Officer

/s/ Carlton J. Eibl

Carlton J. Eibl